Exhibit 21.1

LIST OF SUBSIDIARIES OF THE REGISTRANT

Peoples Security Bank and Trust Company, a Pennsylvania bank and trust company

Penseco Realty, Inc., a Pennsylvania corporation and subsidiary of Peoples Security Bank and Trust Company

Peoples Advisors, LLC, a Pennsylvania limited liability company and subsidiary of Peoples Security Bank and Trust Company